UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 19, 2017

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor

New York, New York 10017

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ExlService Holdings, Inc. (the “Company”) and Rohit Kapoor (“Mr. Kapoor”) have entered into an Amended and Restated Employment and Non-Competition Agreement, dated September 19, 2017 (the “Agreement”) that, effective as of January 1, 2018, will supersede the existing Amended and Restated Employment and Non-Competition Agreement, dated April 29, 2015, between the Company and Mr. Kapoor.

Under the Agreement, Mr. Kapoor will continue to serve as the Chief Executive Officer and Vice Chairman of the Company. The Agreement provides for an initial employment term that extends until December 31, 2020 and automatically renews for successive one-year periods unless terminated with 120 days’ prior notice. Under the Agreement, Mr. Kapoor’s annual base salary will be increased to $720,000 (previously $600,000) and his target annual cash bonus opportunity will be increased to equal 150% (previously 100%) of his base salary with a maximum of 300% (previously 200%) of his base salary. In addition, Mr. Kapoor will continue to remain eligible to receive equity awards, as determined by the Compensation Committee of the Company’s Board of Directors, with vesting terms no less favorable than ratable vesting over four years from the date of grant.

The Agreement also provides Mr. Kapoor with the following severance payments and benefits if his employment is terminated by the Company without cause, if he resigns for good reason absent a change in control (as those terms are defined in the Agreement), or if his employment term expires due to the Company’s non-renewal of the employment term: (i) continuation of his base salary for 24 months, (ii) his actual bonus, if any, earned for the year of termination as if he had been employed for the full year of termination, paid ratably over the remaining period of base salary payments, (iii) costs of continued COBRA and life insurance coverage for 18 months, or if earlier, the date he becomes eligible for comparable benefits from a subsequent employer, and (iv) treatment as having continued his employment for two years, or 27 months if his termination of employment is due to the Company’s non-renewal of the employment term, after his termination date for purposes of determining whether any annual equity awards (but not one-time or special grants) will vest according to the terms and conditions applicable to such awards. If the employment term expires due to Mr. Kapoor’s non-renewal of the employment term, he will not be entitled to the severance payments and benefits outlined above, but he will be treated as having continued his employment for 27 months after his termination date for purposes of determining whether any annual equity awards (but not one-time or special grants) will vest according to the terms and conditions applicable to such awards.

If Mr. Kapoor is terminated without cause, if he resigns for good reason or if his employment term expires due to the Company’s non-renewal of the employment term, in each case within 12 months following a change in control (or prior to if at the request of an acquirer or in connection with or in anticipation of the change in control), Mr. Kapoor will generally receive the payments and benefits described above; however, he will be paid the 24 months of base salary in a lump sum, and all unvested equity-based awards granted to him on or after September 30, 2006 will immediately vest or become fully exercisable, as applicable. The Agreement also contains a “modified cut-back” provision such that any payments that constitute “excess parachute payments” under Section 280G of the Code will be reduced to an amount that does not trigger the applicable excise taxes, to the extent such reduced amount is larger than the amount Mr. Kapoor would have received on a present-value net-after-tax basis (including excise taxes) absent such a reduction.

Mr. Kapoor’s Agreement also provides him with access to the Company’s group health plan in accordance with COBRA for 18 months following his termination of employment by the Company without cause or by Mr. Kapoor other than due to death or disability, Mr. Kapoor’s non-renewal of the employment term or without good reason.

Under the terms of Mr. Kapoor’s Agreement, he is subject to a non-competition and non-solicitation covenant during his employment and for one year following his date of termination (as specified in the Agreement) and customary non-disparagement, confidentiality and return of Company property covenants. The severance and change in control payments and benefits described above are conditioned upon Mr. Rohit’s not having committed a material breach of the covenants described above and his delivery of an irrevocable waiver and general release of claims against the Company within 60 days following his termination of employment.

The foregoing summary is not complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: September 22, 2017	By:	/s/ Nancy Saltzman
	Name:	Nancy Saltzman
	Title:	Executive Vice President, General Counsel and Secretary